EXHIBIT 3.1


                                 Law Offices of
                             CHAPMAN AND CUTLER LLP
              111 West Monroe Street, Chicago, Illinois  60603-4080
                               FAX (312) 701-2361
                            Telephone (312) 845-3000
                                   chapman.com
Theodore S. Chapman                                      San Francisco
1877-1943
Henry E. Cutler                                          595 Market Street
1879-1959                                                San Francisco, CA 94105
                                                         (415) 541-0500

                                                         Salt Lake City

                                                         50 South Main Street
                                                         Salt Lake City,
                                                           Utah 84144
                                                         (801) 533-0066


                                  July 20, 2005


Fixed Income Securities, L.P.
18925 Base Camp Road
Monument, Colorado  80132


     Re:                 Advisor's Disciplined Trust 45

Ladies and Gentlemen:

     We have served as counsel for Fixed Income Securities, L.P. as sponsor and depositor of Advisor's Disciplined Trust 45 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated July 20, 2005 (the "Indenture") among Fixed Income Securities, L.P., as depositor, supervisor and evaluator (the "Depositor") and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the Securities listed in the schedule to the Indenture with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of units of fractional undivided interest in and ownership of the Fund (the "Units"), created under said Indenture.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Indenture and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

          2. The certificates evidencing the Units in the Fund, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of such Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-125642) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                Very truly yours,



                                CHAPMAN AND CUTLER LLP

MJK/ern